Fiscal Year 2020 Performance Reports

Financial Results

U.S. Premium Beef LLC's (USPB) financial results improved substantially in fiscal year 2020 as compared to the prior fiscal year.

For the year, which ended December 26, 2020, USPB recorded net income of $192.7 million compared to $118 million in 2019, an increase of approximately $74.7 million.

The increase in USPB's net income was due to record net income at National Beef Packing Company LLC (National Beef). For the year, National Beef realized net income of $1.3 billion, an increase of approximately $518.3 million over the prior year.

The combined effects of increased margin per head and an increase in volume led to higher profitability in 2020 as compared to 2019.

In fiscal year 2020, USPB made significant distributions to its members. In total, USPB distributed $195.3 million ($122.8 million in discretionary distributions and $72.5 million in tax distributions). On a per unit basis, USPB distributed $259.23 per combined Class A and Class B unit.

For fiscal year 2020, producers delivered 808,842 head through USPB to National Beef's Kansas plants and 18,073 to National Beef's Iowa plant. For the year, average gross premium for cattle delivered to Kansas plants was $50.77 per head and $30.32 per head to the Iowa plant.

USPB's unique advantage continues to be the superior quality cattle delivered by producers, which enables National Beef to generate more value and provide more opportunities in the consumer marketplace. Please call the office if you have questions about USPB's financial and operational results.

Grid Performance

The year 2020 will be difficult to forget.

The COVID-19 pandemic caused huge disruptions in beef processing plants across the country. In early April, the beef industry harvested 330,000 more fed cattle than the same point the previous year. Then, plant worker attendance began limiting the number of cattle that could be processed and, five months later, the cumulative total head processed dropped to 839,000 head less than the first 34 weeks of 2019.

At the end of 2020, the cumulative number of fed cattle harvested in the U.S. was 843,000 less than 2019.

From April 5 through August 22, 1.17 million less fed cattle were harvested compared to the same weeks of 2019. At its worst, the week ending May 2, total fed cattle harvested was 59% of the same week in 2019.

USPB also experienced a decrease in the number of cattle that could be harvested. However, market access through ownership of delivery rights helped USPB producers market their cattle. The backlog affected the performance of USPB cattle and all cattle harvested industry wide.

Table 1 lists Kansas carcass grid performance, and Table 2 lists the premium breakdown for the last four years. Days on feed for USPB cattle was record high for the year. At the same time, average placement weight into feedyards was the second highest. As a result, both live and carcass weights were record high during company history.

Lightweights were the lowest and heavyweights were the largest they've ever been, resulting in the second largest outweight discount, shown in Figure 2. In March 2019, heavyweights were subdivided into two different categories: 1,050- 1,099 pounds and 1,100 pounds and above. In October 2020, the discounts for each of those heavy categories were reduced. Both grid changes were made to encourage delivery of more steers. It also helped keep the outweight discount more manageable, given the higher percentage of heavy carcasses delivered during 2020.

Another change to the grid in March 2019 was the addition of a steer premium. For groups of 95% or greater steers, a premium of $1.57 per cwt carcass was added. For lots that qualified, the average steer premium was $14.44 per head. As listed in Table 2, the steer premium contributed $5.96 per head across all USPB cattle and was record high.

Even with the backlog, feedlot performance appeared to be strong. Apparent total gain was record high and surpassed 600 pounds. Apparent average daily gain was the second highest, which was impressive, considering the longer time on feed related to the backlog.

The added days on feed contributed to a record-high marbling. Prime percentage, and the Choice and Prime percentage of USPB cattle were record high, and Select was record low. The same was true for national averages reported by USDA. Figure 1 shows the historical Choice and Prime percentage for USPB cattle, the national average and the threshold used on the grid.

The entire industry is producing the highest quality product in history and it appears to be having a very positive impact on beef demand, even during a pandemic.

USPB percentage of Black Canyon® Premium Reserve and Certified Hereford Beef® Premium branded beef program percentages were also record high. Certified Angus Beef® (CAB) percentage was the fourth highest, but lower than the previous two years.

A significant increase of carcasses disqualified from CAB specifications for excessive carcass weight and large ribeye area occurred during 2020. Disqualifications for excessive backfat and over 30 months were also higher than previous years. It appears the backlog was related to the reduced CAB level. Percentage of black-hided cattle delivered was also down slightly from recent years.

Rewards in the marketplace for superior quality grades were lower than the previous year. The Prime premium was lower. The Choice-Select spread was down from the record high set during 2019 but was still the fourth highest in company history. CAB premiums increased, but only slightly above company history average. Although USPB carcasses graded better, premiums in the marketplace caused quality grade premium per head to be lower. However, once again, quality grade premium was the largest subtotal premium with the most total impact on the total premium.

Yield grade 4 percentage, shown in Figure 3, was the second highest and yield grade 5 percentage was record high for USPB carcasses. Average backfat of USPB carcasses was 0.61 inches. This was the highest fat thickness in the last 12 years since individual animal data has been available from instrument grading. However, plant average yield grades from cattle purchased on the cash market increased more. The plant average yield grade 4 percentage is also shown in Figure 3. As a result, yield grade premium/discount was record high on the USPB grid during 2020 as shown in Figure 4. This was only the third year the average yield grade premium was positive during company history.

Total premium for USPB cattle, shown in Figure 5, was $50.77 per head more than if they were marketed on the average cash, live market in Kansas. This was lower than the previous year, but still the fourth highest on record.

Figure 1
Percent Choice & Prime
90
80
70
60
50
40
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20
Calendar/Fiscal Year
USPB
USDA-ALL
BASE GRID TH

Figure 2
USPB Outweight Discount, $ per head
0
-$1
-$2
-$3
-$4
-$5
-$6
99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20
-1.4
-1.6
-4.1
-5.3
-3.5
-5.0
Calendar/Fiscal Year

Figure 3
Yield Grade 4 Percentage
USPB
Plant Avg
Percent
20
15
10
5
0
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 17 18 19 20
Calendar/Fiscal year

Figure 4
USPB Yield Grade Premium/Discount, $/per head
$4
$2
$0
-$2
-$4
-$6
-$8
0.8
-6.8
-5.9
1.5
3.0
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20
Calendar/Fiscal year

Figure 5
USPB Total Grid Premium, $/head
$80
$70
$60
$50
$40
$30
$20
$10
0
$10
$64
$62
$49
$49
$45
$49
$46
$58
$51
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20
Calendar/Fiscal year

Q&A with NCBA's Ethan Lane
Perspectives from Washington, D.C.

Since COVID-19 continues to disrupt plans across the country, USPB's annual meeting will be held virtually this year. Tracy Thomas caught up with Ethan Lane, who would have been the event's keynote speaker.

Lane is the vice president of governmental affairs for the National Cattlemen's Beef Association (NCBA). He's also a fifth-generation Arizonan with more than 20 years of experience in natural resources, land use issues and advocacy on behalf of the beef industry.

Here's a look into what NCBA is reporting from the nation's Capitol.

Q: Describe NCBA's relationship with President Joe Biden and Vice President Kamala Harris.

A: President Biden, he's always been fine to work with. He is a deal maker. At his core, he is looking for middle ground. It is a very different picture than that of the Vice President. She's taken public positions in the past that are not complementary to the beef industry.

We're going to have very different challenges with the two of them. Although with history as our guide, I would expect the Vice President to defer to the President's agenda and his vision, which he's continued to articulate is to try to bridge the divide and heal the country.

So, I would hope that means they are going to heed more towards his propensity for deal making than hers for more dramatic social change. And that's certainly where we're going to try to lean over the next few years and make as much headway as we can with this administration.

Q: What priorities has NCBA seen from the new administration?

A: This administration is going to have a heavy focus on climate change. They have made it clear that is going to be one of their signature issues. Climate is going to be one of those things that we're going to see creep into areas we never expected it to before.

Worker safety is something that they were really clear about during the campaign and even more so during the transition that they wanted to prioritize. In some of the transition team that was put together, particularly in places like USDA, that signals to us where priorities are going to lie.

Q: How about U.S. Secretary of Agriculture Tom Vilsack and the team he's assembled?

A: We certainly view it as a value add with Secretary Vilsack returning to that role. That's going to give us the ability to pick right up where we left off and figure out where we go from here, rather than hopefully re-litigating some past issues. Whether it's GIPSA, mandatory country-of-origin labeling, or any of those issues that tend to hamstring this industry.

We've already had a robust dialogue with Vilsack's team at USDA and with the White House since Inauguration Day. They're very open, responsive and interested in what we have to say. That is a tremendous difference between 2021 and 2009.

Q: What key issues do you expect to come up over the next year?

A: Secretary Vilsack has a big agenda that's been handed to him by the President. He's made it clear that he has marching orders to get into the weeds on climate and worker safety. He's going to have to deal with packing capacity issues.

The cattle market issues that we've been dealing with for the better part of two years now, I would expect are going to continue to be pressing. It's something they are hearing about out in the country and are interested in finding a resolution.

Labeling is another one we're going to see and hear quite a bit about. That is something we've been working on for the last couple of years through policy changes having to do with product of the USA labeling. That's the latest version of the MCOOL conversation.

On GIPSA, Vilsack didn't say he was going to throw it out. He didn't say he was going to start over. So we'll see how they get through that process, and whether they feel like the criteria that was laid out in that new structure is sufficient for him to feel like. that's one he can just leave alone and move on to other issues.

Q: What are NCBA's priority issues and areas of interest?

A: Sustainability and climate is a big one for us. That issue is not going away anytime soon. Before this administration made it a priority, our retail sector was already telling us that it was a priority. And at U.S. Premium Beef, nobody understands that as well as your members and producers do. That's a conversation we're going to have to be involved in and it is one where we have the benefit of a really great story to tell.

When we have conversations with the EU or the UK, they're using international cattle production numbers of 14-15% emissions. We're around 2% here in the U.S. That didn't happen by accident. It's the industry evolution and optimizing the supply chain in a way that benefits not just the end product and a higher-quality product every year, but a lower environmental footprint, as well.

Continuing to really hit on that in an organized way is going to be a top priority in our strategic plan, and so is looking at issues like traceability and where we go from here as an industry. We now have a path to mandatory RFID that has been laid out by USDA and the previous administration, which is now under review.

But all of our issue focus is really centered on increasing opportunities for producer profitability. And at the end of the day, that's something we always look at internally, but in this year's strategic plan, we've got it right at the top so that it's clear that that's what we're thinking about in all of these issue areas.

Q: What's your lasting message to ranchers?

A: For us to be successful, it is going to take all of our producers reminding their elected members of Congress and senators what they need. You can't assume your neighbor's doing it for you. They need to hear those grassroots voices. They need to hear these folks out in the country saying, "I'm an employer in your district and here's what I need to be successful. Here's what I need you to do for me in Congress."

Iowa Grid Summary

Fiscal year 2020 was the first full year of harvesting cattle on the USPB grid at National Beef 's plant in Tama, Iowa. The grid's basic concept is similar to those that are processed on USPB's grid at National Beef 's Kansas plants: we compare your cattle to those purchased on the open market. If they're better, they bring a higher price.

However, there are several differences. First, all cattle harvested at the Iowa plant must be black-hided. Second, the Iowa grid starts with a dressed, delivered price reported by USDA from the Iowa/Minnesota region. Plant averages for quality grade are higher, but so are yield grade 4 and 5s. This can mean more yield grade premium when feeders know their cattle and sort accordingly to harvest with less yield grade 4 and 5s than plant average, but still maintain a high-quality grade.

During fiscal year 2020, the average premium for all cattle delivered on the USPB-Tama grid was $30.32 per head more than if they were marketed at the average dressed, delivered price. So far in fiscal 2021, premiums are averaging an impressive $73.59 per head, thanks, in part, to a strong Prime premium in the marketplace. USPB-Tama cattle averaged 24.8% Prime so far this year.

For more information or to schedule cattle for the Iowa grid, please call 866-877-2525.

USPB Annual Meeting March 17

There is still time to register for the upcoming USPB Annual Meeting, which will be held on Wednesday, March 17 at 2 p.m. CDT. This meeting will be held virtually for unitholders and associates. The meeting platform will be on Zoom, which can be accessed by computer or tablet, smartphone or landline telephone. Please call our office to register (866-877-2525).

USPB Members Named to Key Positions

Two USPB members recently assumed key industry leadership positions at the National Cattleman's Beef Association (NCBA) and the Kansas Livestock Association (KLA).

Jerry Bohn, Wichita, Kansas, was named NCBA president at the association's recent 2021 Winter Board Meeting. NCBA is the nation's largest beef industry trade association representing producers across the country. With offices in Denver and Washington, D.C., NCBA is a consumer-focused, producer-directed organization representing the largest segment of the nation's food and fiber industry.

Bohn has been a USPB board member for many years, currently serving as secretary. He has served as a board member of NCBA, Kansas Beef Council and KLA, where he was president in 1997.

Bohn was the general manager of Pratt Feeders and its related companies for 33 years, retiring from this position in 2016. Bohn and his wife, Julie, continue to run a cattle feeding and farming operation.

At the recent KLA convention, Jerry Kuckelman of Manhattan, Kansas, was named the organization's president. KLA, one of the nation's most respected livestock trade associations, represents Kansas producers on legislative and regulatory issues at the state and national levels.

Kuckelman has been a USPB member for many years. During his involvement in feedlot management in Scott County, Kansas, he became good friends with several fellow feedyard managers in the area and played a role in the development of USPB in the late 1990s.

Kuckelman joined Innovative Livestock Services (ILS) in 2011 and was named president and CEO in 2015. ILS consists of eight feedyards in central Kansas and south-central Nebraska, and has an extensive farming operation.

Did You Know.

  CattleFax reported from January-December 2020, retail prices increased 7 cents per pound. The $6.29/pound monthly price was also 35 cents higher than last year.

  According to the U.S. Meat Export Federation, the value of beef exports in 2020 contributed $302.31 per head slaughtered, down 2% from 2019. The effects of COVID-19 in 2020 contributed greatly to the decrease. It should be noted that exports during the month of December were up 11%, second only to the record-high set in August 2018.

  Please notify the USPB office if you have Class A delivery rights that need to be leased.

From the Ranch: Paying It Forward

When Henry Gardiner was building the ranch his father established in the 1920s, he dreamed of a time when they would be able to market cattle on individual merit instead of one-size fits all commodity pricing. One generation later, his sons are living that dream.

"Our family is fortunate enough to be one of the founding members of U.S. Premium Beef," says Greg Gardiner, who operates Gardiner Angus Ranch with his brother, Mark, and their families. "It's been a huge difference in the industry, our family operation and many of our customers."

The ranch is located near Ashland, Kansas. Through the years, the Gardiners have built a lasting and impactful legacy in the cattle business.

"The opportunity to be rewarded for genetics and building a quality product is the difference in staying in business or not," Gardiner says. "It truly was a turning point in all of our lives to change from commodity marketing to value-added and quality marketing."

A turning point for Gardiner Angus Ranch - and their customers.

Through their involvement with USPB, they've been able to incorporate that into their seedstock business and help customers access delivery rights to National Beef plants, marketing cattle on the USPB grid.

"It's an added value for being one of our customers," Gardiner says. "They are able to run those cattle through U.S. Premium Beef, get results back, and then also receive the premiums and rewards for that."

Since the beginning, Gardiner says they've helped their customers generate more than $10 million in premiums through USPB. A level of profitability that could've never been experienced without value-based marketing.

"That's real dollars back in their pockets by not only using the genetics we have produced, but also taking advantage of this vehicle to keep their businesses in operation," Gardiner says.

The added premiums are certainly beneficial, Gardiner adds, but data is the true vessel. The carcass results reported back on USPB-marketed calves paints a clear picture of genetic performance. It gives ranchers the information they need to make better breeding decisions and genetic selections.

"In one generation, by using the outlier bulls that are available to us today, you can move a population of cattle from previously being Select producers to, all of a sudden, the same cows having CAB qualifiers," Gardiner says.

USPB provides a bridge to consumers through National Beef, allowing beef producers to have a closer eye on what consumers are demanding. A must in today's business.

"The markets continue to say, 'We need more of these quality cattle.' And it is the one true and first program that was a pull-through system," Gardiner says. "Finally in our lifetimes we are being rewarded by building a better mousetrap and actually doing something about a situation that could have put us all out of business."

Will there be a limit to the quality rewards? Gardiner says no.

"As long as we have U.S. Premium Beef, we have a vehicle to market value-added genetics," Gardiner says. "It will continue to grow and provide that service for all of us - and help sustain our ranches for the future."

QVC + Kansas City Steak Company: A Match Made in TV Heaven

How the direct sales giant complements Kansas City Steak Company's core business strategy.

Quality. Value. Convenience. Who wouldn't want a dose of that?

Well, for the American-television viewing public, the sales figures do the talking. With more than $15 billion in annual sales, QVC has condensed and packaged National Beef's desire for quality, value and convenience. Launched in 1986 in West Chester, Pennsylvania, QVC burst onto the television sales scene and has ridden the electronic and technological waves to explosive growth.

The program's success in television direct sales is unrivaled. It has also successfully made the digital transition, boasting North America's No. 7 e-commerce sales position behind global giants like Amazon and Apple.

"In 1993, as QVC's tide was rising, the Kansas City Steak Company was trying to make some big shifts in their business," said Paul Ghekas, Kansas City Steak Company's director of sales and operations. "They were adapting their model by becoming more than a local cutter who supplied food service and restaurants. They wanted to get into the catalog and direct to consumer sales business, and QVC was a perfect platform to complement the business model."

Twenty-seven years ago, Kansas City Steak Company took KC to the nation - through television. Until that time, QVC hadn't ventured into food sales, given the need for fresh/frozen deliveries, but with Midwest facilities able to reach their entire viewing area, Kansas City Steak Company became the show's first food supplier.

"The goal, initially, was to utilize QVC as a test program to determine if there was the demand to reach a new audience with our fallout product to help drive some production efficiencies, sales volume and level out the shipments throughout the year," Ghekas added.

The match was made in TV heaven. For the next 20-plus years, Kansas City Steak Company became the No. 1 food seller on QVC, year after year. National Beef continues to work with QVC to find new and innovative ways to tell the company's story, and this past summer, they built a strong promotion. In the middle of a pandemic, many people were looking for additional meal options. QVC ran a "Food of the Month" hot dog program featuring Kansas City Steak Company dogs.

The results? Almost $1 million in QVC sales in May alone, as the campaign was rolled out to the 100 million households who consume QVC in some form or fashion. There have been more than $1.7 million in hotdog sales from QVC retail sales, year to date.

"The QVC audience is different than our core audience, there's no question," Ghekas said. "Their primary buyer is a 35 to 65-year-old female, who enjoys shopping on TV or the Internet, in some ways a slower-paced lifestyle, and loves shopping for quality and convenience. But they also love the story."

And it's the Kansas City Steak Company story that has resonated for 27 years on QVC. The QVC business model is to have a QVC host for each segment, and then that host brings on a guest. In most cases, a spokesperson, representative or storyteller for the brand. Kansas City Steak Company's storyteller these past four years has been Ralph Pallarino.

"To know I am representing and responsible for the face of Kansas City Steak Company on QVC means an abundant amount of pride and passion," Pallarino said. "Kansas City Steak Company is one of the pillars in the food category at QVC and requires class and grace on each presentation, which I am proud to deliver."

Quality, value and convenience. Served with a side of delicious Kansas City Steak product, some operational efficiencies, a new audience - and a terrific story.

Upcoming Sales

Looking to enhance herd genetics? Check out sale dates for USPB's Qualified Seedstock Suppliers.

MARCH 9 Bar Arrow Cattle Co.	MARCH 22 Oleen Brothers

MARCH 10 Pelton / R.A. Brown Ranch	MARCH 23 Ferguson Angus

MARCH 19 Marshall & Fenner Rishel Angus	MARCH 27 Sandhill Farms

MARCH 20 Molitor Angus Ranch	APRIL 3 Gardiner Angus Ranch

MARCH 21 Briarwood Farms	APRIL 10 Fink Beef Genetics

MAY 10 Gardiner Angus Ranch

For more information and links to sale details, visit www.uspremiumbeef.com.

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